EXHIBIT 99.2

STRATOS LIGHTWAVE
Moderator: James McGinley
03-03-04/4:00 pm CT
Confirmation #5516589

STRATOS LIGHTWAVE

Moderator: James McGinley
March 3, 2004
4:00 pm CT

Operator:	Good afternoon. My name is (Richard). And I will be your conference facilitator today. At this time, I would like to welcome everyone to the Stratos International Third Quarter Financial Release Conference Call. All lines have been placed on mute to prevent any background noise.

After the speakers’ remarks, there will be a question and answer period. If you would like to ask a question during this time, simply press star, then the number 1 on your telephone keypad. If you would like to withdraw your question, press the pound key. Thank you. Mr. McGinley, you may begin your conference.

James McGinley:	Before we get started, I want to read to you our safe harbor agreement. Information on this call contains predictions, estimates, and other forward-looking statements regarding anticipated revenue growth, customer orders, manufacturing capacity and financial performance. All forward-looking statements on this call are based on information available to the Company as of the date hereof. And we assume no obligation to update any such forward-looking statements.

STRATOS LIGHTWAVE
Moderator: James McGinley
03-03-04/4:00 pm CT
Confirmation #5516589

Forward-looking statements are subject to risks and uncertainties. And actual results may differ materially from any future performance suggested. These factors include rapid technological change in the communications industry, fluctuations in operating results, the Company’s dependence on significant customers, and competition.

Other risk factors that may affect the Company’s performance are listed in the Company’s annual report on Form 10K and other reports filed from time to time with the Securities and Exchange Commission. Investors will be able to attain the documents free of charge at the SEC’s Web site, www.sec.gov. In addition, comments and documents filed with the SEC by Stratos will be available free of charge from Stratos’s Investor Relations. Thank you.

Since the acquisition of Sterling closed November 7 at the beginning of our quarter, the financial results reported for the third quarter include the activities of Sterling. With me today is David Slack, Executive Vice President of Finance and Chief Financial Officer.

Sales for the third quarter were just over 16 million, with RF microwave product lines acquired with Sterling contributing 8.6 million to the total. Legacy optoelectronic and fibre optic product sales were 7.4 million, a sequential increase of 4% from 7.1 million for the second quarter.

The beginning shippable backlog for our fourth quarter increased to approximately 7.8 million. Although order activity is on the rise, short lead times and low visibility continues to challenge the operations side of the business. The market breakout for the Company’s third quarter sales was 32% military, 28% data networking, 22% telecom, 8% storage, with the remaining 10% falling into the other category.

STRATOS LIGHTWAVE
Moderator: James McGinley
03-03-04/4:00 pm CT
Confirmation #5516589

The shift to network-centric warfare is creating new communication requirements, driving the adoption of higher bandwidth technologies. Military needs for large amounts of information is rapidly on the rise.

The transition to digital communications and a drive towards rapid field deployment of forces and equipment have created significant opportunities for the rollout of our advanced harsh environment fibre optic end-to-end solutions. Field forces and remote sensors are sending back higher quantities of data, while at the same time, requirements from unmanned vehicles are adding a completely new dimension to communication needs.

New advanced radar systems are employing microwave feeds and fibre optic technology, all of which are creating demand for our RF microwave and optical products. General Dynamics was our largest customer last quarter on strong demand for the BOWMAN program for the UK army. Demand for similar products is being generated from other European military groups, as the adoption of harsh environment fibre optic technology accelerates.

Telecom and enterprise markets showed signs of renewed activity this past quarter, with an increase in orders from first tier OEM’s. Orders from Verizon, Lucent, Cisco, NEC, EMC, Sycamore and Tellabs are significantly above what we have seen over the past couple of years.

The pricing environment remains challenging, especially on VCSEL-based MSA style transceivers. However, our RF and specialty optical products, coupled with ongoing cost reduction and productivity improvements, will continue to bolster the Company’s margins going forward.

Trompeter, which is part of the Sterling acquisition, has a long history of providing RF interconnects to CBS, Fox, Disney, as well as market-leading

STRATOS LIGHTWAVE
Moderator: James McGinley
03-03-04/4:00 pm CT
Confirmation #5516589

broadcast equipment suppliers. New initiatives in the broadcast video market are beginning to show promise. In addition to the RF products, we provide for coax applications.

We have recently introduced a product line of transceivers and media converters to assist in the transition to high definition TV. Programs this past month, including the Grammy Awards and the Academy Awards, ran high definition data over our recently released media converters. The transition to digital and to high definition programming in the broadcast market have created a need for higher bandwidth solutions, including fibre optics.

We have completed the physical consolidation of our optoelectronic and fibre optic product lines, which included the combining of activities located in five separate facilities in North America, down to two facilities at our Chicago location. The RF microwave group from Sterling has gone through a similar process, by moving all of its manufacturing in California to one facility in Mesa, Arizona.

With the exception of redesigning some of the mature transceiver products from the Florida facility to comply with Chicago’s manufacturing processes, the remaining cost savings from all the moves are expected to be realized in our fiscal fourth quarter.

The benefits of the consolidation and reorganization of the legacy optical product lines resulted in these products posting positive gross margins for the first time since we began consolidating these facilities last year. This, combined with the Sterling acquisition, has positioned the Company with the operating leverage needed to return the Company back to profitability.

STRATOS LIGHTWAVE
Moderator: James McGinley
03-03-04/4:00 pm CT
Confirmation #5516589

Stratos International is a leading provider of high bandwidth communication products for the telecom, military, and broadcast video markets. Our products connect and convey both optical and electrical signals. They convert electrical signals to optical and optical signals to electrical, and aggregate electrical signals for optical or electrical transmission. This unique and broad offering of transmission line technologies and capabilities positions the Company for strong growth going forward.

Integration teams have made good progress, especially in the sales area, where we have found opportunities to leverage the Trompeter brand for optical products and Stratos sales relationships for RF microwave products. Trompeter has been selling into the central office applications for over 20 years, as well as a long history with the military and broadcast video markets.

As many of these customers transition to higher bandwidth applications or extended distances, requiring optical technologies, we are strongly positioned to supply them. We are confident that the combinations of our brands will lead to increased customer penetrations and sales in the future.

We have a new initiative focused on reducing cycle time throughout all of our operations, business and manufacturing processes. The immediate benefits will include lower lead times and more efficiencies within the manufacturing areas. Other integration teams, which include finance, IT, human resources, and company communications, are all meeting regularly to help facilitate a smooth integration of the new company.

Going forward, our focus is centered on reducing operating cash burn, improving gross margins, and growing our revenues. Even though business conditions are improving, we continue to be cautious in our assessment of the optical business in the telecom and datacom areas. The optical

STRATOS LIGHTWAVE
Moderator: James McGinley
03-03-04/4:00 pm CT
Confirmation #5516589

communications industry is still somewhat constrained by overcapacity and low pricing.

We continue to scrutinize all of our product lines and product groups on a regular basis, all of which have time tables for continuing funding that depend on profitability. R&D and new product programs are continuously monitored and adjusted to assure their ability to realize a fair return on these investments.

In spite of the difficult environment we compete in today, we remain confident that optical technology will grow to be a pervasive technology in many areas, in addition to our traditional telecom and enterprise markets. And in time, we expect these markets to reenergize and grow significantly, as demand for upgrading the telecom infrastructure returns.

As I have mentioned previously, we have redirected approximately 75% of our R&D to focus on new specialty products to serve a broader range of customers and markets. Stratos has retained a world-class engineering team. And we remain focused on ensuring these resources are deployed on the right missions with the right customers on the right products.

We continue to make steady progress in our new market initiatives, as well as innovating in our traditional telecom and enterprise markets. New products and market positioning will fuel our growth going forward.

At this time, I’d like to turn the call over to Dave Slack, who’s going to talk more about our financial reports for the quarter.

David Slack:	Thank you, Jim. As Jim mentioned, we completed the acquisition of Sterling Holding Company as of November 6, 2003. As such, the consolidated results of Q3 of fiscal 2004 ended January 31 for Stratos International included the

STRATOS LIGHTWAVE
Moderator: James McGinley
03-03-04/4:00 pm CT
Confirmation #5516589

operating results from that date of the RF microwave product lines acquired with Sterling.

Net sales for the third quarter of fiscal 2004 were just over 16 million, slightly exceeding the high end of our revenue guidance from our Q2 conference call on December 3. This represents a sequential increase of 125% from 7.1 million for the second quarter of fiscal ’04, and a 98% increase from 8.1 million for the third quarter of fiscal ’03.

Legacy optoelectronic and fibre optic products contributed 7.4 million of product sales in Q3, a sequential increase of 4% from Q2, while RF microwave product lines acquired from Sterling contributed an additional 8.6 million in sales for the quarter. Income from royalty and license fees were 396,000 in Q3, bringing total revenues to 16.4 million.

The net loss for the third quarter of fiscal 2004, based on generally accepted accounting principles, or on a GAAP basis, was $5.4 million or 40 cents per share, compared with 7.5 million or $1.02 per share for the second quarter of fiscal ’04, and 9.3 million or $1.27 per share for the third quarter of fiscal ’03.

Total shares outstanding increased to approximately 13.5 million from 7.4 at the end of Q2, primarily due to shares issued as consideration in the purchase of Sterling.

The Company reported a non-GAAP net loss for the third quarter of $3.2 million or 23 cents per share, compared with a non-GAAP net loss of $4.1 million or 55 cents per share for the second quarter of fiscal ’04, and a non-GAAP net loss of $3.5 million or 48 cents per share for the third quarter of fiscal ’03.

STRATOS LIGHTWAVE
Moderator: James McGinley
03-03-04/4:00 pm CT
Confirmation #5516589

The non-GAAP results for the third quarter exclude a charge of 117,000 or a penny per share for an inventory reserve. The non-GAAP results for the quarter also exclude - I’m sorry, also include an estimated tax credit of $2.1 million. We did not have any customers accounting for 10% or more of our net sales during Q3.

Our cautious optimism continued through the end of Q3, with sequential revenue increases in book-to-bill ratios continuing to be positive. Customer ordering continued to show moderate growth, with book-to-bill ratio for the quarter of 1.07. Total sales order backlog as of January 31 was $12.6 million. Backlog for legacy products increased 13% from Q2.

Early incoming orders are continuing to track well into Q4, with a book-to-bill ratio of 1.5 for the first three weeks of February. And the backlog has increased an additional 12% to $14.1 million.

With significant short lead time and fast turnover orders on a number of our product lines, our current order situation is as firm as it has been for quite some time. With continued moderate growth in our legacy optoelectronic and fibre optic products, combined with the addition of RF microwave, overall business volume has nearly doubled from Q3 of fiscal ’03.

In addition, we have completed much of our consolidation efforts, as Jim mentioned, leaving our internal manufacturing capability focused in our Chicago, UK and Arizona facilities. The results of these efforts allowed us to post a gross margin on a GAAP basis of 21.4% or $3.4 million, compared to a negative gross margin on a GAAP basis of 12.8% or a negative $909,000 in Q2, and a negative gross margin on a GAAP basis of 41.3% or 3.4 million for Q3 of ’03.

STRATOS LIGHTWAVE
Moderator: James McGinley
03-03-04/4:00 pm CT
Confirmation #5516589

We also anticipate the completion of design transitions in several of our consolidated product lines will improve gross margins on those products, as well. Additionally, continued focus on material cost reduction and supply chain execution, scrap reduction and yield improvements, manufacturing labor and overhead cost improvements provide us with the opportunity for additional improvement in gross margins in the next several quarters.

Based on the best information we currently have available, we believe our gross margins will improve into the low 30’s as a percent of net sales over the next four quarters.

These actions resulted in a net operating loss on a GAAP basis of $5.5 million for Q3 of ’04, compared to a net operating loss on a GAAP basis of $7.7 million for Q2 and $9.6 million on a GAAP basis for Q3 of fiscal 2003. Income from short-term investments was $168,000, bringing the pre-tax net loss for the period on a GAAP basis to $5.4 million.

Net use of cash was $8.8 million for Q3, ending the quarter with a balance of $42.5 million in cash and short-term investments. Uses and sources included $3.6 million used to fund operating losses, $1.9 million in working capital reductions, $812,000 used for net capital expenditures, $838,000 paid on long-term debt, $86,000 received in proceeds from stock option exercises, $600,000 in additional transaction costs relating to the Sterling acquisition, $10.9 million received in the acquisition of Sterling, and a $12 million working capital dividend payout to the former shareholders of Sterling under the purchase agreement.

A significant portion of the change in working capital relates to a previously planned increase in inventory, payment of accrued expenses from discontinued and acquired operations, and payments on accrued acquisition

STRATOS LIGHTWAVE
Moderator: James McGinley
03-03-04/4:00 pm CT
Confirmation #5516589

costs, which we do not expect to recur. So while we remain cautious in our outlook, based on the information available to us today, we believe that the combined effects of increased sales volume, consolidation of operations, and cost reductions should allow us to continue improving our cash flow position.

Average day sales outstanding for trade accounts receivable for Q3 of ’04 was 65. Inventory turns on a sales basis were 4.2. And as I mentioned, cap ex for the period was $812,000.

I’d like to now turn things back to Jim McGinley for additional comments on our outlook. Jim.

James McGinley:	Thank you, Dave. The magnitude of the economic recovery, capital spending by telecom carriers, the timing of new orders in our new markets, including military and video broadcasts, are all factors that make it difficult to predict with certainty when the Company will return to profitability.

Based on our progress this past quarter, we are confident that the Company’s momentum has turned positive and profitability is on the horizon. The fundamentals of our business are improving. Yet economic conditions will continue to have a large impact on our results going forward. Concerning guidance for the new combined company for the fourth quarter, we believe our sales will be in the range of 16-1/2 to 18 million.

At this time, I’d like to turn the call back to (Richard) for questions. Thank you.

Operator:	At this time, I would like to remind everyone - if you have a question, please press star, then the number 1 on your telephone keypad. We’ll pause for a moment to compile the Q&A roster.

STRATOS LIGHTWAVE
Moderator: James McGinley
03-03-04/4:00 pm CT
Confirmation #5516589

Mr. McGinley, at this time, there are no questions.

James McGinley:	Very good, thank you. And I guess that concludes our call.

Operator:	This concludes today’s Stratos International Third Quarter Financial Release Conference Call. You may now disconnect.

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